Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1)    Registration Statement (Form S-4 No. 333-190076) of Wolverine World Wide, Inc., and
(2)    Registration Statements (Form S-8 Nos. 33-55213, 33-63689, 333-49523, 333-93563, 333-67462, 333-88898, 333-97917, 333-106973, 333-129202, 333-165201, 333-186914, 333-210771 and 333-224761) pertaining to the various stock option, incentive and deferred compensation plans of Wolverine World Wide, Inc.;
of our reports dated February 26, 2021, with respect to the consolidated financial statements and schedule of Wolverine World Wide, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Wolverine World Wide, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended January 2, 2021.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
February 26, 2021